Appendix A

Celadon Partners SPV 24
Name of the Manager	Celadon Partners, LLC
Business Address	PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands
Citizenship	Cayman Islands
Present Principal Occupation or Employment	N/A
Celadon Partners, LLC
Name of the Managers	Donald Tang	David Egglishaw	John Cullinane
Business Address	PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands
Citizenship	United States	United Kingdom	United Kingdom
Present Principal Occupation or Employment	Managing Manager of Celadon Partners, LLC	Manager of Celadon Partners, LLC	Manager of Celadon Partners, LLC